News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. REPORTS THIRD QUARTER 2024 RESULTS

Tampa, FL - October 17, 2024. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the third quarter ended September 30, 2024.

Net sales in the third quarter were $3,074 million compared to $3,069 million in the third quarter of 2023 reflecting higher shipments of both global beverage cans and food cans in North America, offset by lower volumes in most other businesses and unfavorable foreign currency translation of $9 million.

Income from operations was $444 million in the third quarter compared to $374 million in the third quarter of 2023. Segment income in the third quarter of 2024 was $472 million, up 10%, compared to the $430 million in the prior year third quarter driven by improved results in global beverage operations, partially offset by the impact of lower volumes in Transit Packaging and the beverage can equipment business.

Commenting on the quarter, Timothy J. Donahue, Chairman, President and Chief Executive Officer, stated, “The Company continued its strong 2024 performance during the third quarter, with results in each of its global beverage can businesses exceeding original expectations. Global beverage shipments improved 5% during the quarter, with Brazil, Europe, Mexico and the United States all recording increases of 5% or more. Segment income on a combined basis advanced 10% over the prior year third quarter, as the Company benefited from favorable manufacturing performance and exposure to a well-balanced portfolio of end markets. Transit Packaging performed in line with expectations while global manufacturing activity continues in contraction.

"Strong operating performance combined with lower capital expenditures resulted in the Company generating cash from operating activities of $897 million and adjusted free cash flow of $668 million for the nine months ended September 30, 2024. In the first nine months of 2024, the Company repurchased $117 million of common stock and continued to reduce net debt, ending the quarter with a net leverage ratio of 3.0 times adjusted EBITDA and remains committed to the long-term target of 2.5 times adjusted EBITDA.”

During the third quarter, the Company transferred portions of its U.S. and Canadian pension plan obligations to insurers, resulting in total pension settlement charges of $517 million. As part of the U.S. transaction the Company contributed approximately $100 million into the pension plan and settled nearly all pension obligations for retiree and deferred vested participants.

Net loss attributable to Crown Holdings in the third quarter was $175 million, reflecting pension settlement charges of $517 million, compared to net income of $159 million in the third quarter of 2023. Reported diluted loss per share was $1.47 in the third quarter of 2024 compared to diluted earnings per share of $1.33 in 2023. Adjusted diluted earnings per share were $1.99 compared to $1.73 in 2023.

Nine Month Results
Net sales for the first nine months of 2024 were $8,898 million compared to $9,152 million in the first nine months of 2023, reflecting 5% higher global beverage can shipments, offset by the pass through of $214 million in lower material costs, lower volumes in most other businesses and unfavorable foreign currency translation of $12 million.

Income from operations was $1,068 million in the first nine months of 2024 compared to $1,010 million in the first nine months of 2023. Segment income in the first nine months of 2024 was $1,217 million, up 5%, versus the $1,164 million in the prior year period driven by improved results in global beverage operations, partially offset by the impact of lower volumes in most other businesses and higher corporate costs.

Net income attributable to Crown Holdings in the first nine months of 2024 was $66 million, reflecting pension settlement charges of $519 million, compared to $418 million in the first nine months of 2023. Reported diluted earnings per share were $0.55 compared to $3.49 in 2023. Adjusted diluted earnings per share were $4.82 compared to $4.61 in 2023.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
Outlook
The Company now projects full-year adjusted diluted earnings per share in the range of $6.25 to $6.35 compared to previous guidance of $6.00 to $6.25. After deducting the $100 million pension contribution made during the third quarter, adjusted free cash flow for the year is still expected to be at least $750 million with no more than $450 million of capital spending.

Fourth quarter adjusted diluted earnings per share are expected to be in the range of $1.45 to $1.55.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, cash flow, leverage ratio, net income, effective tax rates, diluted earnings per share or interest expense and interest income prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measures of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. The Company believes that adjusted net income, segment income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations, Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA can be found within this release. Reconciliations of estimated adjusted diluted earnings per share, adjusted effective tax rate and adjusted net leverage ratio for the fourth quarter and full year of 2024 to estimated diluted earnings per share, the effective tax rate and income from operations on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share, adjusted effective tax rates and adjusted net leverage ratios on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters.

Conference Call
The Company will hold a conference call tomorrow, October 18, 2024 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on October 25, 2024. The telephone numbers for the replay are 203-369-3268 or toll free 800-391-9851.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the future impact of currency translation; the continuation of performance and market trends in 2024, including consumer preference for beverage cans and global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy prices and the Company’s ability to recover raw material and other inflationary costs; future demand for food cans; the Company’s ability to deliver continuous operational improvement; future demand in the Transit Packaging segment; the timing and ultimate completion of the Eviosys sale and the Company’s ability to decrease capital expenditures and increase cash flow and to further reduce net leverage that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
31, 2023 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods and industrial products. World headquarters are located in Tampa, Florida.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$3,074	$3,069	$8,898	$9,152

Cost of products sold	2,383	2,427	7,009	7,301
Depreciation and amortization	114	124	344	372
Selling and administrative expense	146	129	450	437
Restructuring and other	(13)	15	27	32
Income from operations (1)	444	374	1,068	1,010
Pension settlements and curtailments	517		519
Other pension and postretirement	6	11	28	38
Foreign exchange	3	13	15	31
Earnings (loss) before interest and taxes	(82)	350	506	941
Interest expense	119	111	344	323
Interest income	(24)	(13)	(60)	(34)
Income (loss) from operations before income taxes	(177)	252	222	652
Provision for income taxes	(39)	62	55	163
Equity earnings	6	10	1	20
Net income (loss)	(132)	200	168	509
Net income attributable to noncontrolling interests	43	41	102	91
Net income (loss) attributable to Crown Holdings	$(175)	$159	$66	$418

Earnings (loss) per share attributable to Crown Holdings common shareholders:
Basic	$(1.47)	$1.33	$0.55	$3.50
Diluted	$(1.47)	$1.33	$0.55	$3.49

Weighted average common shares outstanding:
Basic	119,267,481	119,495,455	119,497,199	119,375,527
Diluted	119,267,481	119,740,429	119,725,711	119,658,885
Actual common shares outstanding at quarter end	119,637,068	120,646,389	119,637,068	120,646,389

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Income from operations	$444	$374	$1,068	$1,010
Intangibles amortization	41	41	122	122
Restructuring and other	(13)	15	27	32
Segment income	$472	$430	$1,217	$1,164

Segment Information

Net Sales	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Americas Beverage	$1,368	$1,295	$3,915	$3,848
European Beverage	573	536	1,615	1,547
Asia Pacific	284	307	853	977
Transit Packaging	526	554	1,596	1,715
Other (1)	323	377	919	1,065
Total net sales	$3,074	$3,069	$8,898	$9,152

Segment Income

Americas Beverage	$280	$232	$712	$621
European Beverage (2)	86	73	225	181
Asia Pacific	50	33	147	107
Transit Packaging	70	89	211	256
Other (1)	27	37	49	100
Corporate and other unallocated items (2)	(41)	(34)	(127)	(101)
Total segment income	$472	$430	$1,217	$1,164

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

(2) During the fourth quarter of 2023, the Company recast its segment reporting to reclassify European corporate costs that were previously included in Corporate and other unallocated items into the European Beverage segment. The change was effective December 31, 2023, and segment results for prior periods were recast to conform to the new presentation.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024		2023		2024		2023
Net income (loss)/diluted earnings per share attributable to Crown Holdings, as reported	$(175)	$(1.47)	$159	$1.33	$66	$0.55	$418	$3.49
Intangibles amortization (1)	41	0.34	41	0.34	122	1.02	122	1.02
Restructuring and other (2)	(13)	(0.11)	15	0.12	27	0.22	32	0.27
Pension settlements/curtailments (3)	517	4.33			519	4.34	6	0.05
Income taxes (4)	(134)	(1.12)	(10)	(0.08)	(171)	(1.43)	(33)	(0.28)
Equity earnings (5)	2	0.02	2	0.02	14	0.12	7	0.06
Adjusted net income/diluted earnings per share	$238	$1.99	$207	$1.73	$577	$4.82	$552	$4.61

Effective tax rate as reported	22.0%		24.6%		24.8%		25.0%

Adjusted effective tax rate	25.8%		23.4%		25.4%		24.1%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the third quarter and first nine months of 2024, the Company recorded charges of $41 million ($33 million net of tax) and $122 million ($94 million net of tax) for intangibles amortization arising from prior acquisitions. In the third quarter and first nine months of 2023, the Company recorded charges of $41 million ($31 million net of tax) and $122 million ($92 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the third quarter of 2024, the Company recorded net restructuring and other gains of $13 million ($12 million net of tax), including a gain of $22 million for the sale of food can assets in Mexico. In the first nine months of 2024, the Company recorded net restructuring and other charges of $27 million ($24 million net of tax) primarily related to severance and other exit costs in the Company's European Beverage and Other segments. In the third quarter and first nine months of 2023, the Company recorded net restructuring and other charges of $15 million ($15 million net of tax) and $32 million ($30 million net of tax).
(3)In the first nine months of 2024, the Company recorded charges of $519 million ($391 million net of tax) related to the partial settlements of the Company's defined benefit pension plan obligations in the U.S. and Canada. In the first nine months of 2023, the Company recorded a one-time termination charge of $6 million ($5 million net of tax) related to business reorganization activities in Europe.

(4)The Company recorded income tax benefits of $134 million and $171 million in the third quarter and first nine months of 2024 and $10 million and $33 million in the third quarter and first nine months of 2023, primarily related to the items described above. In the first nine months of 2024, the Company also recorded an income tax benefit related to a valuation allowance release.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

(5)In the third quarters and first nine months of 2024 and 2023, the Company recorded its proportional share of intangible amortization and restructuring charges, net of tax, recorded by its European tinplate equity method investment, in the line Equity earnings.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
September 30,	2024	2023
Assets
Current assets
Cash and cash equivalents	$1,738	$807
Receivables, net	1,577	1,751
Inventories	1,565	1,664
Prepaid expenses and other current assets	230	230
Total current assets	5,110	4,452

Goodwill and intangible assets, net	4,169	4,242
Property, plant and equipment, net	5,021	4,876
Other non-current assets	795	751
Total assets	$15,095	$14,321

Liabilities and equity
Current liabilities
Short-term debt	$89	$51
Current maturities of long-term debt	749	774
Accounts payable and accrued liabilities	3,398	3,132
Total current liabilities	4,236	3,957

Long-term debt, excluding current maturities	6,672	6,240
Other non-current liabilities	1,142	1,296

Noncontrolling interests	513	487
Crown Holdings shareholders' equity	2,532	2,341
Total equity	3,045	2,828
Total liabilities and equity	$15,095	$14,321

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine months ended September 30,	2024	2023

Cash flows from operating activities
Net income	$168	$509
Depreciation and amortization	344	372
Restructuring and other	27	32
Pension and postretirement expense	564	54
Pension contributions	(122)	(10)
Stock-based compensation	32	27
Working capital changes and other	(116)	(152)

Net cash provided by operating activities	897	832

Cash flows from investing activities
Capital expenditures	(254)	(614)
Equity method investment distribution		56
Other	46	38

Net cash used for investing activities	(208)	(520)

Cash flows from financing activities
Net change in debt	3	116
Dividends paid to shareholders	(90)	(86)
Common stock repurchased	(117)	(12)
Dividends paid to noncontrolling interests	(45)	(44)
Other, net	(11)	(9)

Net cash provided by/(used for) financing activities	(260)	(35)

Effect of exchange rate changes on cash and cash equivalents	4	(14)

Net change in cash and cash equivalents	433	263
Cash and cash equivalents at January 1	1,400	639

Cash, cash equivalents and restricted cash at September 30 (1)	$1,833	$902

(1)Cash and cash equivalents include $95 million of restricted cash at September 30, 2024 and 2023.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash from operating activities to adjusted free cash flow for the three and nine months ended September 30, 2024 and 2023 follows.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$554	$539	$897	$832
Interest included in investing activities (2)	12	12	25	25
Capital expenditures	(76)	(160)	(254)	(614)
Other (3)				(24)
Adjusted free cash flow	$490	$391	$668	$219

(2)Interest benefit of cross currency swaps included in investing activities.

(3)Includes $23 million of insurance proceeds received in the first quarter of 2023 related to a tornado at the Bowling Green plant and $1 million repayment of the contribution the Company made in 2021 to settle the U.K. defined pension plan.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation – Favorable/(Unfavorable) (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$(12)		$(6)	$1
European Beverage	4	1	9
Asia Pacific	2	1	(10)	(1)
Transit Packaging	(2)		(6)
Other	(1)	1	1
	$(9)	$3	$(12)	$—

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Adjusted Net Leverage Ratio

	September YTD 2024	September YTD 2023	Full Year 2023	Twelve Months Ended September 30, 2024	Twelve Months Ended September 30, 2023
Income from operations	$1,068	$1,010	$1,269	$1,327	$1,239
Add:
Intangibles amortization	122	122	163	163	162
Restructuring and other	27	32	114	109	55
Segment income	1,217	1,164	1,546	1,599	1,456
Depreciation	222	250	336	308	324
Adjusted EBITDA	$1,439	$1,414	$1,882	$1,907	$1,780

Total debt			$7,474	$7,510	$7,065
Less cash			1,310	1,738	807
Net debt			$6,164	$5,772	$6,258

Adjusted net leverage ratio			3.3x	3.0x	3.5x